Exhibit 99.1

AeroGrow Reports Continued Strong Results

●	2nd Quarter Revenue up 49% to $8.6 million; Six Month Revenue + 50%
●	Record 2nd Quarter Operating Profit
●	2nd Quarter Gross Margin Improved by nearly 1,000 Basis Points to 38.8%
●	Strong Retail Sell-Thru and Sell-In
●	New Products Introduced in September

Boulder, CO - (November 13, 2018) - AeroGrow International, Inc. (OTCQB: AERO) (“AeroGrow" or “the Company"), the manufacturer and distributor of AeroGardens - the world’s leading family of In-Home Garden Systems™ – announced results for its second quarter ended September 30, 2018.

For the quarter ended September 30, 2018 the Company recorded net revenue of $8.6 million, an increase of 49% over the same period in the prior year.  Income from Operations was $672K, improved from a loss of $129K in the prior year period.  For the six months ended September 30, 2018, net revenue stands at $12.3 million, an increase of 50% vs. the same period last year. Income from Operations for the six month period was $18K, up from a loss of $858K the prior year.

“I am extremely pleased with the results we posted for the 2nd Quarter of our Fiscal Year 2019,” said AeroGrow President & CEO J. Michael Wolfe. “With sales up 49%, we continue to see acceleration in the strong momentum we’ve had over the last year. Sell-thru results, which we define as sales to end consumers, were very strong in the quarter for all of our key channels. We reported strong Income from Operations (up from a loss last year in the quarter) fueled by a significant improvement in our gross margin vs. last year (up nearly 1,000 basis points to 38.8%). We also recently introduced what I believe is the best collection of AeroGardens yet – the all new Harvest line. All in all, it was a terrific quarter for us.

“Our second quarter results illustrate the emerging strength in our business. Both sell-in and particularly sell-thru were very strong in the quarter and for the first six months of our fiscal year. So far this year, our year-over-year sell-thru on the Amazon platforms is up significantly and our key Retailer partners (namely Bed, Bath & Beyond, Kohl’s and Macy’s) also posted meaningful growth – much of it through on-line sales.

“This fall and holiday selling season, AeroGardens will again be a featured product at Bed, Bath & Beyond, Kohl’s and Macy’s – both in-store and on-line. We also expect to begin having a greater presence in several other retail stores headlined by Target. We are also scheduled to be prominently featured on Amazon this fall with Deals of the Day planned for Cyber Monday and again just before Christmas, and with similar promotions planned on the Amazon platforms in Canada and in Europe. All of this will be in addition to growing our established business on AeroGarden.com. The AeroGarden was also recently featured on The View and we anticipate that it will be on both Good Morning America and The Today Show in the coming weeks.

“Last month, we began introducing six new products into our Harvest line – our “mid-line” garden with price points typically between $99.95 and $179.95. As I said earlier, I think these new gardens are the best we’ve ever developed and I think when you see them you’ll agree that they are as beautiful as they are functional. In addition to all of the new Harvest gardens, we’ve expanded our highly successful line of AeroGarden Farms by introducing a version that will be our tallest-growing and biggest-producing garden ever, the AeroGarden Farm XL.

“It was good to see all of the hard work we have put into improving our gross margin begin to pay off in the quarter. Our margin being up nearly 1,000 basis points (bp) in the quarter and over 800 bp’s for the year is a result of our focusing on (1) improved manufacturing cost management (2) a revised pricing strategy and (3) a new agreement with SMG that went into effect on April 1st reducing the manner and the amount we pay royalties for use of the Miracle-Gro brand. Late in the quarter, we also began the launch of a complete re-engineering of our seed pod kit manufacturing process designed to not only reduce costs out, but also to deliver better quality and dramatically increased capacity. This initiative did not have any effect on our Q2 margins, but we hope it will begin making an impact beginning in Q3 and especially next year.

“Look for several new marketing programs to help drive sell-thru beginning this holiday season, including a refreshed brand presentation, an expanded digital investment and many co-op programs that we’ll be driving in conjunction with our retail partners. We also just launched an all new AeroGarden.com web site in October that is designed to be consistent with our new brand presentation while making it easier to learn about and purchase AeroGardens.

“Just to tie up a loose end, we reported in our last quarterly press release that it appeared AeroGardens would not be subject to a 25% tariff, but were uncertain how the U.S. Trade Representative would ultimately rule. It was confirmed in late August that, in fact, AeroGardens were excluded from the list of impacted items – thus we continue to be fully exempted from having to pay any tariffs on our gardens.

“Q2 and the first six months of our fiscal year represent a very good start for us. Sales are up significantly, margins are improved and we have an operating profit at this point in the year for the first time in our Company’s history. But of course the key is now to ensure that we achieve strong seasonal sell-thru beginning in November and continuing through next spring. Our team feels good that we have successfully executed on our product, distribution and marketing plans in a manner that will support our sell-thru efforts and will allow us to continue building on our recent momentum. I look forward to updating you with our ongoing progress.”

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements by J. Michael Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, market acceptance of developments and enhancements to our product line, improved margins and profitability, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company’s products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

AEROGROW INTERNATIONAL, INC.

CONDENSED BALANCE SHEETS

	September 30, 2018	March 31, 2018
(in thousands, except share and per share data)	(Unaudited)	(Derived from Audited Statements)
ASSETS
Current assets
Cash	$2,303	$7,482
Restricted cash	15	15
Accounts receivable, net of allowance for doubtful accounts of $83 and $39 at September 30, 2018 and March 31, 2018, respectively	8,179	4,296
Other receivables	168	281
Inventory, net	11,043	5,047
Prepaid expenses and other	1,730	493
Total current assets	23,438	17,614
Property and equipment and intangible assets, net of accumulated depreciation of $4,579 and $4,386 at September 30, 2018 and March 31, 2018, respectively	812	514
Other assets
Deposits	39	39
Total assets	$24,289	$18,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,146	$1,227
Accounts payable related party	316	1,521
Accrued expenses	1,511	2,231
Customer deposits	126	163
Notes payable related party	5,028	-
Debt associated with sale of intellectual property	63	80
Total current liabilities	11,190	5,222
Long term liabilities
Capital lease liability	8	12
Other liability	336	190
Total liabilities	11,534	5,424
Commitments and contingencies
Stockholders’ equity
Common stock, $.001 par value, 750,000,000 shares authorized, 34,328,036, shares issued and outstanding at September 30, 2018 and March 31, 2018	34	34
Additional paid-in capital	140,817	140,817
Accumulated deficit	(128,096)	(128,108)
Total stockholders’ equity	12,755	12,743
Total liabilities and stockholders’ equity	$24,289	$18,167

AEROGROW INTERNATIONAL, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months ended September 30,		Six Months ended September 30,
(in thousands, except per share data)	2018	2017	2018	2017
Net revenue	$8,576	$5,741	$12,319	$8,204
Cost of revenue	5,246	4,079	7,556	5,720
Gross profit	3,330	1,662	4,763	2,484

Operating expenses
Research and development	130	141	289	233
Sales and marketing	1,630	1,012	2,873	1,844
General and administrative	898	638	1,583	1,265
Total operating expenses	2,658	1,791	4,745	3,342

Income (loss) from operations	672	(129)	18	(858)

Other (expense) income, net
Interest expense – related party	(29)	-	(29)	(1)
Other income	4	8	24	48
Total other income (expense), net	(25)	8	(5)	47

Net income (loss)	$647	$(121)	$13	$(811)
Change in fair value of stock to be distributed for Scotts Miracle-Gro transactions	-	(47)	-	534
Net income (loss) attributable to common stockholders	$647	$(168)	$13	$(277)
Net income (loss) per share, basic and diluted	$0.02	$(0.00)	$0.00	$(0.01)

Weighted average number of common shares outstanding, basic and diluted	34,328	34,041	34,328	33,761

About AeroGrow International, Inc.

Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening category. AeroGardens allow anyone to grow farmer’s market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. With an AeroGarden…you can grow anything! In April 2013, AeroGrow entered into a strategic partnership with Scotts Miracle-Gro to continue to expand the indoor gardening market. For more information, visit http://www.aerogrow.com.

Investor Relations:

Grey Gibbs

Senior Vice President of Finance and Accounting

grey@aerogrow.com

303-444-7755